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                             EXHIBIT 11.1

                CABLETRON SYSTEMS, INC. AND SUBSIDIARIES

             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                  For period ended May 31, 1995 and 1994

           (in thousands of dollars, except per share amounts)



                                                      (unaudited)
                                                  Three Months Ended
                                                         May 31,
                                                   1995          1994
NET INCOME PER COMMON SHARE - (non-dilutive)

Net income                                      $48,301       $36,160

Weighted average common shares outstanding       71,500        71,405

Reported net income per common share              $0.68         $0.51

NET INCOME PER COMMON SHARE - (full dilution)

Net income                                      $48,301       $36,160

Weighted average common shares outstanding       71,500        71,405

Add net additional common shares upon exercise
          of common stock options                 1,323         1,238

Adjusted average common shares outstanding       72,823        72,643

Net income per common share - (full dilution)     $0.66         $0.50
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